EXHIBIT 10.98

$500,000,000 CREDIT AGREEMENT FOR AN UNSECURED LINE OF CREDIT WITH BANK

OF AMERICA, NA. AND A CONSORTIUM OF OTHER BANKS

CREDIT AGREEMENT

Dated as of April, 23, 2003

among

WELLS OPERATING PARTNERSHIP, L.P.,

as the Borrower,

WELLS REAL ESTATE INVESTMENT TRUST, INC.,

as the REIT Guarantor,

the other parties from time to time party hereto,

and identified as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and L/C Issuer,

the other parties from time to time party hereto,

and identified as Lenders,

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent, and

COMMERZBANK AG, NEW YORK BRANCH

and

KEY BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

i

SCHEDULES
1.08	Description of Bond Transactions
2.01	Commitments and Pro Rata Shares
6.05	Supplement to Interim Financial Statements/Indebtedness
6.06	Litigation
6.09	Environmental Matters
6.10	Insurance
6.13	Corporate Structure
6.17	Borrowing Base Properties and Leases
6.20(a)	Real Properties/Excluded Properties
6.20(b)	Chief Executive Office, Jurisdiction of Incorporation, Principal Place of Business
8.02	Existing Investments
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.09	Accounts Excluded From Lender Set-Off Rights

EXHIBITS

A	Form of Loan Notice (Revolving/Swingline Loans)
B	Form of Revolving Note
C	Form of Swingline Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of April 23, 2003 by and among WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (together with any permitted successors and assigns, the “Borrower”), WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (together with any permitted successors and assigns, the “REIT Guarantor”), the other entities identified as guarantors on the signature pages hereto or from time to time made guarantors hereunder through the execution of a Joinder Agreement (together with any permitted successors and assigns, the “Other Guarantors”; collectively, with the REIT Guarantor, the “Guarantors”), the Lenders (as defined herein), BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (each, as defined herein) and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager.

The Borrower has requested that the Lenders provide credit facilities in an initial aggregate amount of $500,000,000.00 (the “Credit Facilities”) for the purposes hereinafter set forth, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1031 Debt” means the aggregate outstanding principal balance of all unsecured equity bridge loans relating to “1031 exchanges”, payable by any Credit Party to Bank of America.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted EBITDA” means, for any period, the sum of (a) EBITDA, less (b) aggregate Capital Expenditure Reserves for all Real Properties and Excluded Properties with respect to such period, plus or minus (as applicable) (c) an amount equal to any increase or decrease in EBITDA for such period attributable to the Straight-Lining of Rents, plus or minus (as applicable) (d) an amount equal to any net increase or decrease in EBITDA for such period attributable to the amortization of intangible lease assets and intangible lease liabilities.

“Adjusted Investment Value” means, as of any date of determination, the sum of (a) the value of any Investments by any of the Credit Parties in any non-Credit Parties as of such date of determination, plus (b) the aggregate outstanding principal balance of all loans made by a Credit Party to any Person which is not a Credit Party to the extent such loans are not included in clause (a) of this definition, plus (c) the aggregate outstanding principal balance of all loans made by a third party to a Person which is not a Credit Party if such loans are guaranteed by a Credit Party to the extent such guaranteed loans are not included in clauses (a) or (b) of this definition.

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Borrowing Base Property Value” means, as of any date of determination, an amount equal to the sum of the Borrowing Base Property Values for each Borrowing Base Property in existence as of such date.

“Aggregate Debt Service” means, for any Person for any given period, an amount equal to the sum of (a) all interest due and owing from or (without duplication) actually paid by such Person on all Indebtedness during such period; plus (b) all principal payments due or owing from or (without duplication) actually paid by such Person with respect to such Person’s Indebtedness during such period; plus (c) all preferred dividends or similar distributions paid by such Person during such period; provided, however that “Aggregate Debt Service” shall not be deemed to include any “balloon”, “bullet” or other extraordinary lump sum payments required with respect to the Indebtedness of a Person.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIVE HUNDRED MILLION AND NO/100 DOLLARS ($500,000,000.00).

“Agreement” shall the meaning assigned to such term in the heading hereof.

“Annualized Adjusted NOI” means, with respect to any applicable time period for any Real Property, Excluded Property or any lease (as applicable), (a) the sum of (i) Annualized NOI for such period with respect to such Real Property, Excluded Property or such lease (as applicable) plus (ii) actual management fees that were deducted from Annualized NOI for such period with respect to such Real Property, Excluded Property or such lease (as applicable), less (b) the sum of (i) the Capital Expenditure Reserve amount for such Real Property, Excluded Property or such lease (as applicable) during such period, plus (ii) a management fee equal to the greater of actual or two percent (2%) of total revenues derived from the Real Property, Excluded Property or such lease (as applicable) during such period; provided, that in calculating Annualized Adjusted NOI (and the related components thereof) for any lease, costs, fees, expenses and other amounts associated generally with the underlying Real Property or Excluded Property as opposed to any individual lease thereof (including taxes and applicable management fees) shall be attributable to such lease on a pro rata basis based on the percentage of the net rentable space of such Real Property or Excluded Property covered pursuant to the terms of such lease.

“Annualized NOI” means (a) for each Real Property or Excluded Property owned by the REIT Guarantor and/or its Subsidiaries (including, without limitation, the Excluded Entities) for 12 months or more or any lease under which the REIT Guarantor and/or its Subsidiaries (including, without limitation, the Excluded Entities) has been the landlord for such period, Net Operating Income for such Real Property, Excluded Property or lease (as applicable) for the immediately preceding 12 month period; (b) for each Real Property or Excluded Property owned by the REIT Guarantor and/or its Subsidiaries (including, without limitation, the Excluded Entities) for a period of less than 12 months or any lease under which the REIT Guarantor and/or its Subsidiaries (including, without limitation, the Excluded Entities) has been the landlord for a period of less than 12 months, Net Operating Income for such Real Property, Excluded Property or lease (as applicable) calculated by annualizing Net Operating Income for such Real Property, Excluded Property or lease since the date of acquisition and adjusting (through appropriate pro-rating, removal, accruals or other correction) for all annual or one-time lump sum payments or expenses with respect to such Real Property, Excluded Property or lease or for any extraordinary income or expense items with respect to such Real Property, Excluded Property or lease.

“Annualized Hypothetical Debt Service” means the annual aggregate installments of principal and interest which would be due and payable on a hypothetical loan in the full amount of the lesser of (a) the Aggregate Revolving Commitments and (b) the Borrowing Base, if such amount were amortized over a period of twenty-five (25) years at a fixed rate of interest equal to the 10-year Treasury Rate as of such date plus two and one half percent (2.50%), but in no event less than nine (9) percentage points per annum. Agent’s determination of the Annualized Hypothetical Debt Service shall be binding and conclusive absent manifest error.

“Applicable Spread” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Total Leverage Ratio	Eurodollar %	Base Rate %
< 0.30 to 1.00	1.375%	0%
≥ 0.30 to 1.00, but < 0.40 to 1.00	1.500%	0.15%
≥ 0.40 to 1.00	1.625%	0.25%

Any increase or decrease in the Applicable Spread resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the applicable percentage shall be the percentage that would apply if the Total Leverage Ratio was equal to or greater than 0.40 to 1.00 and it shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities), including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05 and (c) the date of termination of the commitment of each Lender to make Revolving Loans, the Swingline Lender to make Swingline Loans and the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (b) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) such Person shall admit in writing its inability to pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Agent as its “prime rate.” The “prime rate” is a rate set by Agent based upon various factors including Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the heading hereof.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type (whether constituting Revolving Loans or Swingline Loans) and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, as of any day, an amount equal to (a) fifty percent (50.0%), multiplied by (b) the Aggregate Borrowing Base Property Value, as set forth in the most recent Compliance Certificate delivered to the Administrative Agent and the Lenders in accordance with the terms of Section 7.02(a); provided, however, that, prior to such calculation, the Borrowing Base Property Value associated with a single Borrowing Base Property shall not, in any case (i) during the twelve (12) calendar months immediately following the Closing Date, account for more than twenty-five percent (25.0%) of the Aggregate Borrowing Base Property Value; or (ii) at all times thereafter, account for more than twenty percent (20.0%) of the Aggregate Borrowing Base Property Value; and to the extent the Borrowing Base Property Value associated with a single Borrowing Base Property would account for a greater percentage of the Aggregate Borrowing Base Property Value than permitted pursuant to clauses (i) or (ii) above (as applicable), such Borrowing Base Property Value shall be removed from the calculation of Aggregate Borrowing Base Property Value to the extent necessary to reduce the percentage of Aggregate Borrowing Base Property Value attributable to such Borrowing Base Property Value (after giving effect to the reduction in value) to a percentage that is equal to or less than the percentage required pursuant to the terms of clauses (i) or (ii) above (as applicable).

“Borrowing Base Lease” means, as of any date of determination, a lease with respect to any parcel of Real Property satisfying each of the following:

(a)

such lease (i) has, as of such date of determination, a remaining term (without consideration of any extension options contained therein) extending not less than thirty-six (36) calendar months beyond the Maturity Date and (ii) has (or had, as applicable), as of the first date on which the Annualized Adjusted NOI associated with such Borrowing Base Lease is/was included in the calculation of Borrowing Base Property Value and Aggregate Borrowing Base Property Value for purposes of calculating the Borrowing Base, a remaining term of not less than sixty (60) calendar months; provided, however, that certain lease with Danaher Power Solutions, LLC as tenant and encompassing approximately 14,459 square feet shall be deemed to satisfy the requirements of this clause (a) so long as its expiration date is not before November 1, 2007;

(b)	the lessee under such lease shall not be the subject of a Bankruptcy Event;

(c)	no required rental payment, principal or interest payment, or other payment due under such lease is, as of the date of determination, more than fifteen (15) days past due; and

(d)	such lease shall have, pursuant to either Section 5.01 or Section 8.05(c) hereof, been approved by the Agent in writing on behalf of the Lenders and in its sole discretion for inclusion in the calculation of Borrowing Base Property Value and Aggregate Borrowing Base Property Value for purposes of calculating the Borrowing Base.

“Borrowing Base Properties” means, as of any date of determination, all Real Properties (except Real Properties which are Speculative Properties or Properties Under Development) nominated by Borrower in writing, approved by the Agent and (except to the extent approved by the Required Lenders) satisfying each of the following:

(a)	the applicable Real Property is located in the United States of America and is 100% owned by a Credit Party in fee simple (meaning, for purposes of clarification, that the applicable Credit Party’s ownership interest will not be created pursuant to or otherwise subject to a ground lease) subject to no Liens (except Permitted Liens); provided, that the Credit Parties’ interest in the real property underlying the “bond projects” referenced in Section 1.08 shall not be deemed to be 100% owned in fee simple for purposes of this definition;

(b)	the applicable Real Property is subject to one or more Borrowing Base Leases and the Occupancy Rate associated with the applicable Real Property is greater than or equal to eighty-five percent (85.0%); provided, however, that (i) the Real Property located in Irving, Texas with respect to which Nissan is the major tenant shall be deemed to satisfy the conditions set forth in this clause (b) for the period from the Closing Date through and including June 30, 2003 regardless of the Occupancy Rate for such Real Property during such period; and (ii) the Real Property located in Quincy, Massachusetts with respect to which State Street Bank (or an Affiliate thereof) is the major tenant shall be deemed to satisfy the conditions set forth in this clause (b) for the period from the Closing Date through and including June 30, 2003 to extent the Occupancy Rate associated with such Real Property does not, during such period, drop below sixty percent (60.0%);

(c)	no condemnation proceedings have been instituted or condemnation has occurred with respect to a material portion of the applicable parcel of Real Property since the initial inclusion of the Borrowing Base Property Value associated with such Real Property in the calculation of the Aggregate Borrowing Base Property Value; and

(d)	the applicable Real Property shall not have been materially injured or damaged by fire or other casualty whereby either any lessee with respect to such Real Property is permitted to terminate its lease, materially reduce or abate the rental payments required thereunder or otherwise materially postpone or limit its performance under such lease as a result of such fire or other casualty event; provided, that as used in this clause (d), a rent reduction or abatement shall be deemed “material” if it results in a reduction of more than 10% of the previous rental payments and a postponement or limitation shall be “material” if it is for a duration in excess of 30 days or, if longer, the time period covered by any rent loss insurance a Credit Party may have with respect to the applicable Real Property.

“Borrowing Base Property Value” means, with respect to any given Borrowing Base Property as of any date of determination, an amount equal to the sum of the Eligible Asset Values of each of the Borrowing Base Leases associated with such Borrowing Base Property.

“Borrowing Letter” means that certain letter from the Borrower to the Administrative Agent dated as of the date hereof and identifying an account (and associated wire information) as the default account for the funding of Borrowings hereunder.

“Budgeted Project Costs” means, with respect to Properties Under Development, the budgeted cost of construction and final completion of such Properties Under Development (including contingency amounts, whether or not spent); provided that the Budgeted Project Costs shall include projected operating deficits through completion and the projected date of occupancy of eighty-five percent (85.0%) of the gross leasable space.

“Build to Suit Properties” means those Properties Under Development which have been 100% leased to tenants and have projected Net Operating Income (based on projections approved by the Administrative Agent in its discretion) after final completion in an amount acceptable to Agent in its discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) at such time.

“Capital Expenditure Reserve” means, with respect to any Real Property, any Excluded Property or any lease with respect to which a Credit Party is the landlord, a normalized annual reserve in the aggregate amount of (a) with respect to space in all such properties other than space constituting Industrial Space, $1.75 per year per square foot of net leaseable area not constituting Industrial Space, or (b) with respect to all space in such properties constituting Industrial Space, $0.50 per year per square foot of net leaseable area constituting Industrial Space, in each case, for: (i) replacement reserves; (ii) capital expenditures; (iii) tenant improvements; and (iv) leasing commissions. When the Capital Expenditure Reserve is used in computing an amount with respect to a fiscal period which is shorter than a year, said amount shall be appropriately pro rated.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalization Rate” means 9.5%; provided, however, that the capitalization rate shall be reviewed annually and be subject to annual adjustment (with such adjustment being made for each year on or before each anniversary of the Closing Date) by the Required Lenders in their sole discretion based upon market conditions for comparable property types. Notwithstanding the foregoing, the capitalization rate shall not, in any case, be adjusted by more than one and one quarter of one percent (1.25%) in connection with any such annual adjustment (meaning, that the first such adjustment may increase the Capitalization Rate to no greater than 10.75% and decrease it to no less than 8.25%).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means the occurrence of any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of either the REIT Guarantor or the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), (b) the REIT Guarantor or the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution; (c) the REIT Guarantor shall fail to own directly or indirectly 99.99% of the outstanding Capital Stock of the Borrower; or (d) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the REIT Guarantor (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the REIT Guarantor. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 5.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, (i) with respect to each Lender, the Revolving Commitment of such Lender, (ii) with respect to the Swingline Lender, the Swingline Commitment, and (iii) with respect to the L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.03.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D; provided, that each such Compliance Certificate shall also include an updated version of Schedule 6.13(a), (b) and (c), Schedule 6.17, Schedule 6.20(a) and Schedule 11.09, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, Schedule 6.13(a), (b) and (c), Schedule 6.17, Schedule 6.20(a) and Schedule 11.09 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and, with respect to Schedule 6.13(a), (b) and (c), Schedule 6.17, Schedule 6.20(a) and Schedule 11.09, respectively, the representations and warranties contained in Schedule 6.13, Section 6.17, Schedule 6.20(a) and Schedule 11.09 respectively, shall apply to such amended and restated schedules.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate” set forth in this Section 1.01.

“Credit Documents” means this Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement and the Fee Letter.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, as of any date, the Borrower and each of the Guarantors a party hereto.

“Debt Issuance” means the issuance by any Credit Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Spread, if any, applicable to Base Rate Loans plus (c) four percent (4.0%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Spread) otherwise applicable to such Loan plus four percent (4.0%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Credit Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

“Dividend Reinvestment Proceeds” means, as of any date of determination and for any given period, an amount equal to all dividends or other distributions paid by the REIT Guarantor during such period, direct or indirect, on account of any shares of any equity interest of the REIT Guarantor which any holder(s) of such equity interest direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in the REIT Guarantor or its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of any Credit Party that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, the sum of (a) Net Income during such period, plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense (to the extent deducted in calculating Net Income), (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) depreciation and amortization expense, all as determined in accordance with GAAP.

“Eligible Asset Value” means, as of any date of calculation for any Borrowing Base Lease, an amount equal to (a) the Annualized Adjusted NOI allocable to such Borrowing Base Lease; divided by (b) the Capitalization Rate.

“Eligible Assignee” has the meaning specified in Section 11.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Equity Issuance” means any issuance by any Credit Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Agent and with a term equivalent to such Interest Period would be offered by Agent’s London Branch (if any) to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Entity” means any Subsidiary of the REIT Guarantor or any of its Subsidiaries (a) formed for the specific purpose of holding title to assets which are collateral for Indebtedness owing by such Subsidiary and (b) which is expressly prohibited in writing from Guaranteeing Indebtedness of any other Person pursuant to (i) a provision in any document, instrument or agreement evidencing such Indebtedness of such Subsidiary or (ii) a provision of such Subsidiary’s organizational documents, in each case, which provision was included in such organizational document or such other document, instrument or agreement as an express condition to the extension of such Indebtedness required by the third party creditor providing the subject financing; provided, that a Subsidiary meeting the above requirements shall only remain an “Excluded Entity” for so long as (x) each of the above requirements are satisfied, (y) such Subsidiary does not guarantee any other indebtedness and (z) the Indebtedness with respect to which the restrictions noted in clause (b) are imposed remains outstanding.

“Excluded Property” means any parcel of real property which is one hundred percent (100.0%) owned by either (a) a single Excluded Entity, (b) a group of Excluded Entities, or (c) a group including one or more Excluded Entities and one or more Credit Parties.

“Excluded Property Asset Cost” means, at any time, the aggregate cost of all Excluded Properties. For purposes of this definition, the cost of any loan or Guarantee shall be determined as provided in the last sentence of the definition of “Investments”.

“Extended Maturity Date” has the meaning set forth in Section 2.06.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated January 31, 2003 among the Borrower, the REIT Guarantor, the Administrative Agent and the Arranger.

“FFO” means, for a given period, (a) Net Income of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

“FFO Distribution Allowance” means, commencing as of March 31, 2003, and for each fiscal quarter ending thereafter, an amount equal to ninety percent (90.0%) of FFO for such quarter, plus an amount equal to ninety percent (90.0%) of FFO for the three (3) fiscal quarters ending immediately prior to such fiscal quarter and not otherwise distributed prior to commencement of such quarter.

“Floating Rate Debt” means (in each case without duplication and on a consolidated basis): (a) 100% of the Indebtedness under the Credit Documents; (b) 100% of the Indebtedness of any members of the REIT Group under any other credit facility which has a maturity date (disregarding any extension options) which will occur less than one (1) calendar year from the date of such calculation, and (c) 100% of the Indebtedness of any members of the REIT Group under any other credit facility pursuant to which the interest rate (or equivalent thereof) paid by the applicable member(s) of the REIT Group is not fixed, as of the date of calculation, for a period in excess of one (1) calendar year (the Indebtedness in this clause (c) being referred to herein as “Other Debt”); provided, however, that to the extent such Other Debt is subject to interest rate protection instruments with a tenor in excess of one (1) calendar year, as of the date of calculation, and otherwise hedging the interest rate risks thereunder in a manner reasonably acceptable to the Agent, such Other Debt will not be considered “Floating Rate Debt” hereunder.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the introductory paragraph hereof.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Off Balance Sheet Liabilities, (g) all net obligations of such Person under Swap Contracts, (h) the principal portion of all obligations of such Person as an account party in respect of letters of credit (other than trade letters of credit) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitees” has the meaning set forth in Section 11.05.

“Industrial Space” means, with respect to any parcel of Real Property or Excluded Property of which at least 48% of its total square footage is warehouse or manufacturing space, the portion (in square feet) of such Real Property or Excluded Property (in square feet) allocable to such warehouse or manufacturing space.

“Initial Maturity Date” has the meaning set forth in Section 2.06.

“Interest Expense” for any period, the sum of interest expense (including the interest component under Capital Leases and with respect to Off-Balance Sheet Liabilities) of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) on a consolidated basis for such period, as determined in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including, without limitation, any Swingline Loan), the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice and (b) as to any Swingline Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by Borrower and the Swingline Lender in accordance with the provisions of Section 2.01(b) (such ending date in any event to be not more than three (3) Business Days from the date of borrowing); provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means any investment made in cash or by delivery of property by any Credit Party (a) in any Person, whether by (i) acquisition of assets, shares of Capital Stock, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any Property. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Credit Party.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.13.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto (including, without limitation, the Swingline Lender), together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.07, together with their respective successors, and “Lender” means any one of them.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is sixty (60) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $40,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” means the Revolving Loans and/or the Swingline Loans, individually or collectively, as appropriate.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its material obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Maturity Date” means the later to occur of (a) the Initial Maturity Date; and (b) to the extent the initial extension is granted, the Extended Maturity Date.

“Minimum Shareholder Equity Amount” means, as of any date of calculation, an amount equal to (a) $1,835,950,000.00; plus (b) an amount equal to seventy-two and one quarter percent (72.25%) of the gross cash proceeds of any Equity Issuances received by the REIT Guarantor or by any other Credit Party during the period commencing on the Closing Date and ending as of the most-recently ended fiscal quarter of the REIT Guarantor; plus (c) one hundred percent (100.0%) of Net Income during the period commencing on the Closing Date and ending as of the most-recently ended fiscal quarter of the REIT Guarantor; less (d) one hundred percent (100.0%) of the amount expended by the REIT Guarantor in connection with the purchase or redemption of treasury stock of the REIT Guarantor during the period commencing on the Closing Date and ending as of the most-recently ended fiscal quarter of the REIT Guarantor; less (e) one hundred percent (100.0%) of the amount of dividends or similar distributions (including, for purposes of clarification and without limitation, dividends which become Dividend Reinvestment Proceeds) paid by the REIT Guarantor during the period commencing on the Closing Date and ending as of the most-recently ended fiscal quarter of the REIT Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Credit Document) that prohibits the creation of any Lien on any assets of a Person or the sale of any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes hereof.

“Net Dividends” means, for any given period of time for the REIT Guarantor, an amount equal to (a) one hundred percent (100.0%) of all dividends or other distributions, direct or indirect, on account of any shares of any equity interest of the REIT Guarantor (except dividends or distributions payable solely in shares of that class of equity interest to the holders of that class) during such period, less (b) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds.

“Net Income” means, for any period, net income (excluding extraordinary gains and losses and related tax effects thereof) after taxes of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) on a consolidated basis for such period, as determined in accordance with GAAP.

“Net Operating Income” means, for any given period and with respect to any one or more Real Properties or Excluded Properties or any lease (as applicable), the amount equal to the sum of (a) Net Income attributable to such Real Property, Real Properties, Excluded Property, Excluded Properties or such lease for such period plus (b) the aggregate amount deducted during such period and not otherwise included in Net Income with respect to such Real Property, Real Properties, Excluded Property, Excluded Properties or allocable to such lease for (i) income taxes, (ii) depreciation and amortization, and (iii) Interest Expense, less (c) interest income, plus or minus (as applicable) (d) an amount equal to any increase or decrease in revenues of the applicable Real Property, Excluded Property or lease during the applicable period attributable to Straight-Lining of Rents.

“Non-Recourse Indebtedness” means any Indebtedness of any member of the REIT Group or with respect to the assets of any member of the REIT Group, in each case, for which such Person is not personally liable to the holder of such Indebtedness, other than to the extent of any security therefor or pursuant to customary recourse exceptions (as determined by the Agent, in its reasonable discretion).

“Note” or “Notes” means the Revolving Notes and/or the Swingline Note, individually or collectively, as appropriate.

“Notes Receivable” means all promissory notes or other similar obligations to pay money, whether secured or unsecured, that are not over thirty (30) days past due in which any Credit Party has an interest.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan (whether a Revolving Loan or Swingline Loan) or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract of any Credit Party relating to the Indebtedness under the Credit Documents and to which a Lender or any Affiliate of such Lender is a party.

“Occupancy Rate” means, for any Real Property, the percentage of rentable area of such Real Property that is (a) leased pursuant to a lease that qualifies as Borrowing Base Lease (as reasonably determined by the Agent) and (b) actually occupied by tenants which are not more than 15 days in arrears on rental payments and not in bankruptcy.

“Off Balance Sheet Liabilities” means, with respect to any Person, the monetary obligations of such Person with respect to (without duplication) (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered Indebtedness for borrowed money for tax purposes but is classified as an operating lease and (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person, (d) any leases treated as a financing for GAAP or tax purposes, but excluding from the forgoing provisions of this definition any obligations or liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at the scheduled termination date of such operating lease, pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease, or under any arrangements pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease and (e) any other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), in each case.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Loans (whether Revolving Loans or Swingline Loans) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means, at any time, Investments by the Credit Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Credit Parties constituting:

(a) Liens existing pursuant to any Credit Document;

(b) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e) leases or subleases on market terms granted to third parties not interfering in any material respect with the business of any Credit Party;

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(g) or securing appeal or other surety bonds related to such judgments; and

(g) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Forma Basis” means, for purposes of performing calculations required in any Compliance Certificate delivered in connection with a proposed or expected transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, “transaction” shall mean (a) any Disposition as referred to in Section 8.05 or Section 8.12 or other removal of the Borrowing Base Property Value of a former Borrowing Base Property or the Eligible Asset Value of a former Borrowing Base Lease from the calculation of Aggregate Borrowing Base Property Value and the Borrowing Base pursuant to Section 8.05 hereof; (b) any addition pursuant to Section 8.05 hereof of the Borrowing Base Property Value of a new Borrowing Base Property or the Eligible Asset Value of a new Borrowing Base Lease to the calculation of Aggregate Borrowing Base Property Value and the Borrowing Base; and (c) any Credit Extension hereunder.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with (a) any Disposition as referred to in Section 8.05 or Section 8.12 or other removal of the Borrowing Base Property Value of a former Borrowing Base Property or the Eligible Asset Value of a former Borrowing Base Lease from the calculation of Aggregate Borrowing Base Property Value and the Borrowing Base pursuant to Section 8.05 hereof; (b) any addition pursuant to Section 8.05 hereof of the Borrowing Base Property Value of a new Borrowing Base Property or the Eligible Asset Value of a new Borrowing Base Lease to the calculation of Aggregate Borrowing Base Property Value and the Borrowing Base; or (c) any Credit Extension hereunder, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the matters set forth in each Compliance Certificate as of the most recently ended calendar month preceding the date of the applicable transaction.

“Pro Rata Share” means as to each Lender, with respect to such Lender’s Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Properties Under Development” means all Real Properties or Excluded Properties, the primary purpose of which is to be leased in the ordinary course of business and on which the applicable Credit Party has commenced construction of a building or other improvements; provided, that any such Real Property or Excluded Property will no longer be considered a Property Under Development when, as of the beginning of any fiscal quarter, eighty-five percent (85%) of the gross leasable space contained therein is occupied by tenants under leases pursuant to which all free rent periods have expired and rent payments have commenced.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Borrowing Base Asset” has the meaning assigned to such term in Section 8.05(c).

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Code.

“Real Properties” means, at any time, a collective reference to all parcels of real property in which one or more Credit Parties hold one hundred percent (100.0%) of the ownership interests; and “Real Property” means any single parcel of such real property.

“Real Property Asset Cost” means, at any time, the aggregate cost of all Real Properties. For purposes of this definition, the cost of any loan or Guarantee shall be determined as provided in the last sentence of the definition of “Investments”.

“Recourse Indebtedness” means any Indebtedness of any member of the REIT Group which is not Non-Recourse Indebtedness (without duplication on account of the guaranty obligations of any member of the REIT Group relating to the Indebtedness of another such Person).

“Register” has the meaning set forth in Section 11.07(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“REIT Group” means a collective reference to the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities).

“REIT Guarantor” has the meaning set forth in the preamble to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Financial Information” means, with respect to each fiscal period or quarter of the REIT Guarantor, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(a) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of (a) the unfunded Commitments (and participations therein) and the outstanding Loans, L/C

Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. The Agent, the Lenders and the L/C Issuer shall be entitled to rely upon the authority of each of the above-listed individuals and to conclusively presume that such individuals are, in taking any actions, acting on behalf of the Borrower or the other applicable Credit Party, except to the extent the Borrower provides written notice to the Agent to the contrary.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Credit Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in the Swingline Loans pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.10(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Credit Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Credit Party has sold or transferred (or is to sell or transfer) to a Person which is not a Credit Party or (b) which such Credit Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Credit Party to another Person which is not a Credit Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any given calculation date, the total aggregate principal amount of Indebtedness (other than Indebtedness incurred with respect to this Agreement and the other Credit Documents) of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities), on a consolidated basis (and without duplication on account of the guaranty obligations of any member of the REIT Group relating to the Indebtedness of another member of the REIT Group), that is secured in any manner by any Lien; provided, that Indebtedness in respect of Capitalized Leases shall not be deemed to be Secured Debt. For clarification purposes, (i) any unsecured guaranty given by any member of the REIT Group of secured indebtedness of a Person who is not a member of the REIT Group does not constitute Secured Debt of the Person giving the guaranty, (ii) any unsecured guaranty given by any member of the REIT Group of the Secured Debt of another member of the REIT Group constitutes the Secured Debt of the Person directly incurring the Secured Debt and shall not be calculated as part of the Indebtedness of the Person giving the guaranty, (iii) any unsecured guaranty given by any member of the REIT Group of the unsecured indebtedness of a Person who is not a member of the REIT Group does not constitute Secured Debt of the Person giving the guaranty, (iv) any unsecured guaranty given by any member of the REIT Group of the unsecured Indebtedness of another member of the REIT Group does not constitute the Secured Debt of the Person directly incurring such Indebtedness and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person giving the guaranty, (v) any secured guaranty given by any member of the REIT Group of secured indebtedness of a Person who is not a member of the REIT Group constitutes Secured Debt of such Person giving the guaranty, (vi) any secured guaranty given by any member of the REIT Group of the secured indebtedness of another member of the REIT Group constitutes the Secured Debt of the Person directly incurring the secured indebtedness and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person giving the guaranty, (vii) any secured guaranty given by any member of the REIT Group of the unsecured indebtedness of a Person who is not a member of the REIT Group constitutes the Secured Debt of the Person giving the guaranty, and (viii) any secured guaranty given by any member of the REIT Group of the unsecured Indebtedness of another member of the REIT Group constitutes the Secured Debt of the Person giving the guaranty and shall not be calculated as part of the Indebtedness (secured or otherwise) of the Person directly incurring such Indebtedness.

“Shareholder Equity” means an amount equal to shareholders’ equity or net worth of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) on a consolidated basis, as determined in accordance with GAAP.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Speculative Properties” means all Real Properties and all Excluded Properties that have not been developed and are not currently being developed.

“Speculative Property Value” means an amount equal to the sum of the book values of each Speculative Property, as determined in accordance with GAAP and reported on the books of the Credit Parties.

“Straight-Lining of Rents” means, with respect to any lease, the method by which rent received with respect to such lease is considered earned equally over the term of such lease despite the existence of (a) any free rent periods under such lease, and (b) any rent escalation provisions under such lease.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. For purposes of clarification, any entity which is not consolidated on the balance sheet of such Person and is accounted for using the equity method of accounting shall not be considered a “Subsidiary” hereunder.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

“Swingline Committed Amount” means $25,000,000.00. The Swingline Committed Amount is part of, and not in addition to, the Aggregate Revolving Commitments.

“Swingline Lender” means the Agent.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.01(b), as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Syndication Letter” means that certain letter among the Borrower, the REIT Guarantor, the Agent and the Arranger dated as of January 31, 2003 relating to the syndication of the Credit Facilities.

“Title Policies” has the meaning assigned to such term in Section 5.01(d)(ii).

“Total Assets” means the sum of, without duplication, (a) the aggregate Annualized Adjusted NOI of all Real Properties and Excluded Properties other than Speculative Properties and Properties Under Development, divided by the Capitalization Rate; plus (b) the aggregate value of all Speculative Properties at cost; plus (c) the aggregate value of all Properties Under Development at cost, plus (d) cash and Cash Equivalents held by the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities), and plus (e) Notes Receivable held by the Credit Parties. Total Assets will specifically exclude any interests in joint ventures and non-consolidated entities.

“Total Indebtedness” means, without duplication, the aggregate Indebtedness of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) on a consolidated basis.

“Total Leverage Ratio” means, as of any date of calculation, the ratio of (a) Total Indebtedness to (b) Total Assets.

“Total Outstandings” means, as of any date, the aggregate Outstanding Amount as of such date of (i) all Revolving Loans, (ii) all L/C Obligations and (iii) all Swingline Loans.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unencumbered Assets” means all Real Properties (other than Speculative Properties and Properties Under Development) that are wholly-owned by one or more members of the REIT Group and that (a) are operating and generating revenues from third parties, and (b) are not subject to any Liens (except Permitted Liens) or any Negative Pledges.

“Unencumbered Asset Value” means as of any date of calculation, the aggregate value of all Unencumbered Assets, with the value of each such Unencumbered Asset equaling (a) the aggregate Annualized Adjusted NOI allocable to such Unencumbered Asset; divided by (b) the Capitalization Rate.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unsecured Funded Debt” means, for any given calculation date, the total aggregate principal amount of all Indebtedness of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) that is not Secured Debt (including, without limitation, all Indebtedness in respect of capitalized lease obligations) and does not constitute a Guarantee or other form of contingent Indebtedness. For purposes of calculating the financial covenants contained herein, the Obligations shall, to the extent drawn, be deemed Unsecured Funded Debt.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Voting Stock is at the time owned by the Borrower or any Subsidiary of the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower or such Subsidiary.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.03	Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP (applied on a consistent basis) as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness with respect to any Off-Balance Sheet Liabilities or the implied interest component with respect to any Off-Balance Sheet Liabilities shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Off-Balance Sheet Liabilities.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Roundi ng.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	References to A greements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07	Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

1.08	Covenant Calculations Related to Certain Bond Projects.

Notwithstanding anything contained herein to the contrary, subject in each case to the Administrative Agent’s review and approval, the calculation of the financial covenants contained in Section 8.11 and the other covenants contained in Article VIII shall exclude (a) amounts of rent paid by the REIT Guarantor or any Subsidiary and bond interest income received pursuant to the transactions described on Schedule 1.08, and (b) any amount of Indebtedness of, or bond interest income received by, the REIT Guarantor or any Subsidiary, in each case to the extent such amounts are related to the REIT Guarantor’s or its Subsidiaries’ “bond projects” such that the Properties associated with such bond projects are treated as if the applicable Subsidiary owns them in fee simple without related Indebtedness and does not own the bonds issued in connection therewith. The Borrower shall, in each case, provide to the Administrative Agent a description of such bond projects in form and detail satisfactory to Administrative Agent in all respects. The Administrative Agent shall have the right, following the Borrower’s delivery of such information, to determine in its sole discretion (subject to the disapproval of the Required Lenders) whether such exclusion is appropriate under the circumstances.

1.09	Covenant Calculations Related to Leases.

Notwithstanding anything contained herein to the contrary, to the extent any calculation of any financial covenant component or other amount (including, without limitation, Annualized NOI, Annualized Adjusted NOI, Capital Expenditure Reserve, Net Operating Income and other such components or amounts) involves calculating amounts allocable to a lease which is for less than one hundred percent (100%) of the net rentable area contained in a given parcel of Real Property or Excluded Property, costs, expenses, fees and other amounts associated with such Real Property or Excluded Property generally and not incurred or generated in connection with any specific lease or leases shall be allocated among each of then-effective leases with respect to such Real Property or Excluded Property based a percentage equal to (a) the total square footage of such Real Property or Excluded Property leased under such lease, divided by (b) the total square footage of such Real Property or Excluded Property leased under then-effective leases.

1.10	Unconsolidated Entities.

Notwithstanding anything contained herein to the contrary, calculations with respect to the assets, liabilities, income, indebtedness and any other measured financial component related to the Credit Parties (whether or not on a consolidated basis and whether or not such calculations include amounts or items attributable to the Excluded Entities) shall not include any amounts allocable to assets, liabilities, income, indebtedness or any other measured financial component with respect to entities which are not Credit Parties and are not Subsidiaries of a Credit Party, including, without limitation, joint ventures or other similar entities (except, with respect to indebtedness or liability calculations, to the extent such indebtedness or liabilities are recourse to a Credit Party).

1.11 Covenant Calculations Related to Indebtedness.

Notwithstanding anything contained herein to the contrary and for purposes of clarification, calculations of the principal amount of any Indebtedness attributable to any Person (including calculations of Total Indebtedness, Secured Debt, Unsecured Funded Debt, Recourse Indebtedness and Non-Recourse Indebtedness hereunder) shall not include any undrawn committed or available amounts under any line of credit or similar financing structure; provided, however, that this provision shall not be deemed to exclude from any such calculations amounts associated with (a) any obligations of a Person under any Swap Contracts; (b) the stated amount of any letters of credit (including, without limitation, Letters of Credit issued pursuant to the terms hereof); (c) the amount, whether drawn or undrawn, of any construction or development lines of credit or similar loans or other lines of credit pursuant to which the applicable Person has committed to undertake a project and intends to fund such project with the proceeds of such financing; or (d) the amount of any line of credit which is subject to any reserve requirement or is otherwise blocked to account for obligations (whether contingent or otherwise) of such Person (including, without limitation, amounts blocked or reserved against with respect to so-called 1031 transactions or letters of credit).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.

(a) Revolving Loans.

(i) Revolving Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a)(i), prepay under Section 2.04(a), and reborrow under this Section 2.01(a).

(ii) Applicable Interest Rate. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(iii) Repayment of Revolving Loans. The principal amount of the Revolving Loans shall be repaid in accordance with Section 2.06.

(b) Swingline Loans.

(i) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.01(b), the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans requested by the Borrower in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the Availability Period for the purposes hereinafter set forth; provided, however, that after giving effect to any requested Swingline Loan (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, and (ii) the Total Outstandings shall not at any time exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base. Each Swingline Loan shall have such maturity date (which maturity date shall not be a date more than three (3) Business Days from the date of advance thereof) as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any Loan Notice from the Borrower pursuant to Section 2.02(a). Swingline Loans may be repaid and reborrowed in accordance with the terms and conditions set forth herein.

(ii) Applicable Interest Rate. Each Swingline Loan shall be a Base Rate Loan and shall not, at any time, be converted to a Eurodollar Rate Loan.

(iii) Repayment of Swingline Loans. Notwithstanding anything to the contrary contained herein or in any of the other Credit Documents, the principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than three (3) Business Days from the date of advance thereof), (B) the Maturity Date and (C) the date (if any) on which the Obligations, or any portion thereof, are accelerated pursuant to the terms of this Agreement, at which time the Borrower shall be deemed to have requested a Revolving Loan borrowing (which deemed request for a Revolving Loan borrowing shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in Section 5.02) in the amount of the maturing Swingline Loan, the proceeds of which will be used to repay such Swingline Loan. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance (which deemed request for a Revolving Loan borrowing shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in Section 5.02) comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one (1) Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.01 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.02. Each Lender hereby irrevocably agrees, upon the request of the Swingline Lender, to make its Pro Rata Share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder, (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing or (VII) whether any other conditions specified in any Credit Document to the making a Borrowing available to the Borrower has been satisfied. Notwithstanding the preceding sentence, following the occurrence of and during the continuation of an Event of Default with respect to which the Swingline Lender, in its capacity as Agent, has received a notice of default pursuant to Section 10.05 hereof prior to the funding of any requested Swingline Loan, the Lenders shall have the option but not the obligation during the continuation of such Event of Default to make Revolving Loans to fund their ratable shares of any such Swingline Loan made following the Swingline Lender’s receipt of such notice and during the continuation of such Event of Default. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participation interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Pro Rata Share, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Lenders purchase any participation interests in such Swingline Loans and (B) at the time of any purchase of participation interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower, interest on the principal amount of the participation interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation interests, at the rate equal to the Federal Funds Rate. Following the Lenders’ purchase of participation interests pursuant to the preceding sentence, payments (both principal and interest) made by the Credit Parties with respect to the applicable Swingline Loans shall be allocated among the Lenders in accordance with their Pro Rata Shares.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice (in the form of a Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent or Swingline Lender (as applicable); provided, that the Borrower will provide telephonic confirmation of each such notice to the Administrative Agent immediately following the delivery thereof (although Administrative Agent shall be entitled to rely upon any written notice received by it from the Borrower regardless of whether such telephonic notice is delivered). Each such notice must be received by the Administrative Agent or Swingline Lender (as applicable) not later than 11:00 A.M. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, and (iii) on the requested date of any Borrowing of Swingline Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans which are Revolving Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest

Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary contained herein, Swingline Loans may not be converted or continued pursuant to the terms of this Section 2.02.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that to the extent the Borrower does not specifically identify a different account, the Administrative Agent shall be permitted to assume that any Borrowing is to be funded to the account identified in the Borrowing Letter.

Notwithstanding anything contained herein to the contrary, if, on the date a Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above. With respect to Loan Notices requesting Swingline Loans, the Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 3:00 P.M. on the Business Day of the requested borrowing.

(c) If a Eurodollar Rate Loan is continued or converted on a day other than the last day of an Interest Period for such Eurodollar Rate Loan the Borrower shall pay the amounts, if any, due under Section 3.05. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Borrowings of Revolving Loans.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Credit Party, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Credit Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension if, after giving effect to any such requested L/C Credit Extension, (x) the Total Outstandings would exceed the lesser of (1) the Aggregate Revolving Commitments and (2) the Borrowing Base, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata

Share of the Outstanding Amount of any Swingline Loans would exceed such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise entitled to compensation hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, which the L/C Issuer in good faith deems material to it and for which the Borrower is not required to reimburse the L/C Issuer hereunder;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E) such Letter of Credit is in an initial amount less than $300,000, or is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower to be issued, with such request being delivered by the Borrower to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date certain (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to but not beyond an expiry date not later than the date sixty (60) days prior to the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time through a direct payment or pursuant to the funding of a Borrowing hereunder, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender hereby agrees to fund its Pro Rata Share of the applicable L/C Borrowing and, to the extent applicable, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) any failure to satisfy the conditions set forth in Section 5.02; or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) (but not such Lender’s obligation to fund an L/C Borrowing pursuant to Section 2.03(c)(iii)) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or Credit Parties.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will notify the L/C Issuer within three (3) Business Days of receipt of such Letter of Credit or amendment. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America and amounts of cash collateral deposited pursuant to the terms hereof which are, pursuant to the terms of this Agreement, subsequently returned to the Borrower, shall include interest on such amounts from the date deposited; provided, that the amount of such interest to be returned to the Borrower shall be determined by the Administrative Agent and such determination shall be conclusive and binding in the absence of manifest error.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Spread for Eurodollar Loans multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fee shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Spread during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Spread separately for each period during such quarter that such Applicable Spread was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04	Prepayments.

(a) Voluntary Prepayments of Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (other than the Swingline Loans) in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to the prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments.

(i) Outstanding Principal in Excess of Aggregate Revolving Commitments. If for any reason the Total Outstandings at any time exceed the lesser of (A) the Aggregate Revolving Commitments and (B) the Borrowing Base then in effect, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that (1) the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless, after the prepayment in full of the Revolving Loans and the Swingline Loans as required hereby, the Total Outstandings exceed the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base; (2) if a prepayment of the Obligations is required by this Section 2.04(b)(i) as a sole and direct result of a change in Borrowing Base caused by a change in Capitalization Rate pursuant to the terms of the definition of such term, Borrower’s failure to prepay the Obligations in the amount required by this Section 2.04(b)(i) shall not be a Default or an Event of Default to the extent such prepayment is made within ninety (90) days after the Borrower receives written notice from the Administrative Agent of such adjustment in the Capitalization Rate; and (3) if a prepayment of the Obligations is required by this Section 2.04(b)(i) as a sole and direct result of the failure of a property or lease that previously qualified as a Borrowing Base Property or Borrowing Base Lease to meet the criteria for such qualification, Borrower’s failure to prepay the Obligations in the amount required by this Section 2.04(b)(i) shall not be a Default or an Event of Default to the extent that within fifteen (15) days after the date on which Borrower receives notification or otherwise becomes aware of such property’s or such lease’s failure to qualify as a Borrowing Base Property or Borrowing Base Lease (as applicable), either (A) such prepayment is made in full; (B) the Borrower nominates one or more Proposed Borrowing Base Assets and receives approval of all or some of such Proposed Borrowing Base Assets as one or more Borrowing Base Properties or Borrowing Base Leases (as applicable) and the Borrowing Base is, as a result of such approval(s), increased by an amount which is sufficient to remedy the applicable excess; or (C) the Borrower combines a prepayment pursuant to item (A) above and the addition of one or more Borrowing Base Properties or Borrowing Base Leases pursuant to item (B) above which, in the aggregate, result in the elimination of the applicable excess.

(ii) L/C Obligations. If, at any time, the sum of the aggregate principal amount of L/C Obligations shall exceed the Letter of Credit Sublimit, the Borrower immediately shall Cash Collateralize the L/C Obligations in an amount sufficient to eliminate such excess.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied first, to Revolving Loans, second (after all Revolving Loans have been repaid)

Swingline Loans, and third (after all Swingline Loans have been repaid) to Cash Collateralize L/C Obligations. Within the parameters of the applications set forth in the previous sentence, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(iv) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.04(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.05 Termination, Increase or Reduction of Aggregate Revolving Commitments.

(a) Voluntary Reductions. The Borrower may, upon notice to the Administrative Agent from the Borrower, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(b) Voluntary Increases. Following the Closing Date, the Aggregate Revolving Commitments may be increased by an aggregate amount of up to $100,000,000.00 (such that the Aggregate Revolving Commitments would total an amount of up to $600,000,000.00) if:

(i) the Borrower, on or before the date occurring twelve (12) calendar months following the Closing Date, requests an increase in the Aggregate Revolving Commitments in writing to the Administrative Agent (such requested increase to be in an amount of $100,000,000.00 or less) and Borrower has not previously made any request for an increase in the Aggregate Revolving Commitments;

(ii) the Arranger is able, within ninety (90) days of receiving an increase request pursuant to subclause (i) above, to syndicate the amount of such increase (A) to one or more Lenders or one or more financial institutions qualifying as an Eligible Assignee and otherwise acceptable to the Borrower, Agent and Arranger and (B) in a manner otherwise in accordance with the terms and conditions set forth in the Syndication Letter; provided, that the Borrower shall pay to the Arranger all fees, costs and expenses due and owing pursuant to the terms of the Syndication Letter regardless of whether Arranger is able to syndicate the amount of the requested increase;

(iii) such increase does not increase the amount of the Revolving Commitment of any Lender without the written consent of such Lender;

(iv) the Borrower execute new Notes reflecting the increase in the Aggregate Revolving Commitments and executes such other amendments to the Credit Documents as are deemed necessary by the Administrative Agent;

(v) no Default or Event of Default exists as of the date of such request or as of the date on which such increase is to occur; and

(vi) the Borrower pay all fees required by the Fee Letter and the Syndication Letter in connection with such increase in the Aggregate Revolving Commitments and all costs and expenses (including Attorney Costs) incurred by the Administrative Agent in documenting or implementing such increase.

All of the terms and conditions of the Credit Documents shall apply to the increased amount of the Aggregate Revolving Commitments as if such amount were in effect as of the date hereof. Each Lender that may be a party hereto from time to time hereby acknowledges that the Aggregate Revolving Commitments may be increased pursuant to this Section 2.05(b) regardless of whether such Lender approves such increase or increases its Revolving Commitment hereunder; provided, that Arranger hereby agrees to offer to each existing Lender, on terms and conditions similar to those being offered to other prospective lenders, a portion of any increase in the Aggregate Revolving Commitments equal to such Lender’s Pro Rata Share of the Aggregate Revolving Commitments immediately prior to such increase. Notwithstanding anything to the contrary contained herein, the Borrower may request an increase in the Aggregate Revolving Commitments no more than once during the term of this Agreement.

(c) General. The Administrative Agent will promptly notify the Lenders of any such notice of termination, reduction or increase of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. To the extent the Aggregate Revolving Commitments are increased pursuant to clause (b) above, all Lenders (including both previously-existing and new Lenders) shall receive new Notes reflecting their respective Commitments and new Lenders shall, to the extent necessary to cause the outstanding principal amount of the Loans and other Obligations allocable to each Lender to equal each such Lender’s Pro Rata Share, fund Loans directly to the other Lenders, as directed by the Administrative Agent. The Credit Parties hereby agree to execute and deliver any new Notes required pursuant to this Section 2.05 to evidence the Loans made by the Lenders and acknowledge, consent and agree to the funding by any new Lenders of Loans pursuant to the previous sentence for the purpose of causing the Outstanding Amount of such Loans to equal each Lender’s Pro Rata Share.

2.06	Maturity Date.

(a) Initial Maturity Date. Subject to extension pursuant to the terms and conditions set forth in clause (b) of this Section 2.06 and subject to the provisions of clause (c) of this Section 2.06, the Borrower shall, on the date occurring twenty-four (24) calendar months from date hereof (the “Initial Maturity Date”), cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and all fees, costs and expenses due and owing under the Credit Documents) to be Fully Satisfied.

(b) Extended Maturity Date Option. Not more than 180 days and not less than 120 days prior to the Initial Maturity Date, the Borrower may request in writing that the Lenders extend the term of this Agreement for an additional twelve (12) calendar month period (the end of such period being the “Extended Maturity Date”). Such extension option shall be subject to the satisfaction of the following requirements:

(i) one hundred percent (100.0%) of the Lenders shall have consented in writing to such extension prior to the Initial Maturity Date; provided, that (A) each Lender shall provide the Administrative Agent and the Borrower, not less than ninety (90) days prior to the Initial Maturity Date, with written notice regarding whether it agrees to the requested extension, with any failure by a Lender to give timely written notice hereunder being deemed a decision by such Lender not to grant such extension and (B) each decision by a Lender regarding whether to grant a requested extension shall be in such Lender’s sole discretion;

(ii) at the time of the request, and at the Initial Maturity Date, there shall not exist any Default, nor any condition, which after notice and/or lapse of time would constitute a Default by the Borrower or any other Credit Party; and

(iii) the Borrower shall, at the time of the request, deliver to the Administrative Agent (for the pro rata benefit of the Lenders based on their respective Commitments) an extension fee equal to fifteen hundredths of one percent (0.15%) of the then-existing Commitments (whether funded or unfunded).

(c) Satisfaction of Obligations Upon Acceleration. Notwithstanding anything contained herein or in any other Credit Agreement to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 9.02 hereof), the Borrower shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be Fully Satisfied.

2.07	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Spread; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Spread.

(b) If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08	Fees.

(a) Facility Fee. The Borrower shall, on the first Business Day of each calendar quarter prior to the termination of this Agreement and the date on which the Obligations are Fully Satisfied, pay to the Administrative Agent (for the pro rata benefit of the Lenders according to their respective Pro Rata Shares), a facility fee (the “Facility Fee”), for the immediately preceding calendar quarter, in an amount equal to (a) the highest amount of the Aggregate Revolving Commitments (whether funded or unfunded) during such previous calendar quarter, multiplied by (b) one quarter of one percent (0.25%) per annum.

(b) Other Fees. In addition to the fees described in this Section 2.08 and those fees described in subsections (i) and (j) of Section 2.03 and Section 2.06(b), the Borrower shall pay to the Arranger, the Administrative Agent and the Lenders for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09	Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10	Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to each Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B (a “Revolving Note”), and (ii) in the case of the Swingline Loans, be in the form of Exhibit C (a “Swingline Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11	Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that to the extent the Administrative Agent does not send such wire transfers to which the Lenders are entitled pursuant to this clause (a) prior to the completion of the Business Day immediately following the date on which it receives any applicable payment from the Borrower, the amount distributed to the Lenders shall be accompanied by interest, calculated at the Federal Funds Rate, on the amount to which each Lender was initially entitled.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such

Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, with interest calculated at the Federal Funds Rate (which interest shall begin to accrue on the second Business Day following the date of the requested Credit Extension).

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12	Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The

Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.02	Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, that a Lender’s request for payment of such additional amounts may not extend to increased costs to such Lender which were incurred more than one (1) calendar year prior to such request.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, that a Lender’s request for payment of such additional amounts may not extend to reduced rates of return to such Lender for time periods prior to the date occurring one (1) calendar year prior to such request.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05	Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 or if a Lender invokes the provisions of Section 3.02, the Borrower may replace such Lender in accordance with Section 11.16.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract with respect to the Indebtedness evidenced by the Credit Documents, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or applicable Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any applicable Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04	Certain Additional Waivers.

Each Guarantor hereby agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been Fully Satisfied. For purposes of this Section 4.06, (a) ”Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) ”Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Ratable Shares of the

Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) ”Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) ”Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations shall be relieved of its obligations in accordance with Section 10.11.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Credit Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and each of the other Credit Documents;

(ii) a Revolving Note executed by the Borrower in favor of each Lender and a Swingline Note executed by the Borrower in favor of the Swingline Lender;

(iii) copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party; and

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of Alston & Bird LLP, counsel for the Credit Parties; and

(ii) a legal opinion of special local counsel for each Credit Party not organized in the State of Delaware;

(c) REIT Status. Evidence, satisfactory to the Agent, that the REIT Guarantor qualifies as a REIT, that each of its Subsidiaries that are corporations are Qualified REIT Subsidiaries and that the execution and performance by the Credit Parties under the Credit Documents shall not affect such status.

(d) Information Concerning Real Properties. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, each of the following with respect to the Borrowing Base Properties identified as of the Closing Date on Schedule 6.17:

(i) copies currently in the possession of or available to any of the Credit Parties of the most recent maps or plats (and those referenced in any existing title insurance commitment or policy) of an as-built survey of the sites of each such Borrowing Base Property, by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in a title policy with respect to such Borrowing Base Property and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 with all items from Table A thereof completed, except for Nos. 5 and 12;

(ii) copies currently in the possession of or available to any of the Credit Parties of the most recent owner’s ALTA title insurance policies issued by a title insurance company acceptable to the Agent (the “Title Policies”) with respect to each such Borrowing Base Property, showing, in the case of each such Borrowing Base Property, that such Borrowing Base Property was, as of the effective date of the applicable Title Policy, free and clear of any Liens except Permitted Liens, which Title Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(iii) evidence as to (A) whether any such Borrowing Base Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Borrowing Base Property is a Flood Hazard Property, (1) whether the community in which such Borrowing Base Property is located is participating in the National Flood Insurance Program, and (2) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance satisfactory to the Administrative Agent;

(iv) evidence reasonably satisfactory to the Administrative Agent that each of such Borrowing Base Properties, and the uses thereof, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each of such Borrowing Base Properties, the permitted uses of each such Borrowing Base Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(v) copies of all leases with respect to each of such Borrowing Base Properties;

(vi) copies of the most recent environmental reports or assessments in the possession of or available to the Borrower or any other Credit Party with respect to the environmental condition of each of such Borrowing Base Properties and any other earlier or supplemental reports or assessments in the possession of the Borrower or any other Credit Party requested by the Administrative Agent in connection therewith;

(vii) such other information, reports or other materials concerning such Borrowing Base Properties or the leases associated therewith as Administrative Agent may reasonably request.

(e) Opening Compliance Certificate. Receipt by the Administrative Agent of Compliance Certificates as of December 31, 2002, which shall, respectively, show covenant compliance information prior to and after giving pro forma effect to any Borrowings requested as of the Closing Date and shall each be substantially in the form of Exhibit D and certified by a Responsible Officer of the Borrower to be true and correct as of the Closing Date; provided, that (i) with respect to the Compliance Certificate showing calculations prior to giving pro forma effect to the Closing Date Borrowings, the Indebtedness of the Borrower under that certain secured line of credit extended by Bank of America to Borrower pursuant to that certain Amended and Restated Revolving Credit Agreement dated as of May 7, 2002 (which Indebtedness shall be fully repaid, satisfied and terminated as of the date hereof) and existing as of the date of the information provided in such Compliance Certificate shall be included in the calculations set forth in such Compliance Certificate and (ii) the Compliance Certificate giving pro forma effect to the Borrowings as of the Closing Date shall show the amount of the Indebtedness incurred and the resultant cash held by the Borrower as a result of such Borrowings and shall not include Indebtedness related to the credit facility referenced in subclause (i) above.

(f) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents.

(g) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) each Credit Party is in compliance with all existing financial obligations, (C) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), (D) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could be reasonably expected to have a Material Adverse Effect and (E) immediately after giving effect to the requested Credit Extension, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (3) on the basis of income statement items and capital expenditures for the 12-month period ending on the last day of the most recently ended calendar month prior to the Closing Date and balance sheet items as of the Closing Date after giving effect to the Credit Extension, the Credit Parties would be in pro forma compliance with each of the financial, Investment and Indebtedness covenants set forth in Article VIII as of the first date provided for the measurement of each of such covenants in accordance with the terms thereof.

(h) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the

Administrative Agent, regarding the Solvency of each of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) on a consolidated basis.

(i) Letter Agreements. The Arranger shall have received from the Borrower and the REIT Guarantor a fully executed original of the Syndication Letter and the Arranger and Agent shall have received from the Borrower and the REIT Guarantor a fully executed original of the Fee Letter.

(j) Fees. Any fees required to be paid on or before the Closing Date pursuant to the terms hereof or of the Fee Letter shall have been paid.

(k) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(l) Approval of Borrowing Base Properties. The Administrative Agent shall have approved each of the Real Properties and leases listed on Schedule 6.17 as Borrowing Base Properties or Borrowing Base Leases (as applicable).

(m) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Credit Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) There shall not have occurred a Bankruptcy Event with respect to any Credit Party.

(d) The Administrative Agent and, if applicable, the L/C Issuer or Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) Immediately after giving effect to the making of such Credit Extension, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus L/C Obligations plus the Swingline Loans shall not exceed the lesser of (A) the Aggregate Revolving Commitments, and (B) the Borrowing Base, (ii) the L/C Obligations shall not exceed the Letter of Credit Sublimit and (iii) the Outstanding Amount of the Swingline Loans shall not exceed the Swingline Commitment.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01	Existence, Qualification and Power; Compliance with Laws.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Credit Party of this Agreement or any other Credit Document.

6.04	Binding Effect.

This Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of each Credit Party a party thereto, enforceable against each such Credit Party in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) dated December 31, 2002, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 6.05 sets forth all material Indebtedness and other liabilities, direct or contingent, of the Credit Parties as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) During the period from December 31, 2002 to and including the Closing Date, there has been no sale, transfer or other disposition by any Credit Party of any material part of the business or Property of the Credit Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Credit Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements), in all material respects, the consolidated financial condition, results of operations and cash flows of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as of such date and for such periods.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06	Litigation.

Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

No Credit Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

6.08	Ownership of Property; Liens.

Each Credit Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Real Property is in material compliance with all instruments, agreements and other matters of record.

6.09	Environmental Compliance.

Except as disclosed and described in Schedule 6.09 attached hereto and except for matters that could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Real Properties and all operations at the Real Properties are in material compliance with all applicable Environmental Laws, there is no material violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no material conditions relating to the Real Properties or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to material liability under, Environmental Laws.

(c) No Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Credit Party in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Credit Parties, threatened, under any Environmental Law to which any Credit Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Credit Parties, the Real Properties or the Businesses.

(f) There has been no material release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Credit Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

6.10	Insurance.

The Real Properties are insured with financially sound and reputable insurance companies not Affiliates of any of the Credit Parties or their respective Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Person operates. The insurance coverage of the Credit Parties and their respective Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10.

6.11	Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party that could reasonably be expected to have a Material Adverse Effect.

6.12	ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6 .13	Corporate Structure.

The corporate capital and ownership structure of the REIT Group as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list with respect to each of the Credit Parties and each member of the REIT Group of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by such Persons and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof). The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable (in the case of a corporation) and (other than the REIT Guarantor) is owned by the Credit Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents) as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof). Other than as set forth in Schedule 6.13(b), as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) the Borrower does not have outstanding any securities convertible into or exchangeable for its Capital Stock nor does the Borrower have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. Each of the Subsidiaries of the Borrower is a Wholly Owned Subsidiary of the Borrower. Set forth on Schedule 6.13(c) is a complete and accurate list of all Excluded Entities as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof).

6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) No Credit Party is engaged and no Credit Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties, any Person Controlling any Credit Party, or any Subsidiary of any Credit Party (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (iii) subject to regulation under any other Law which limits its ability to incur Indebtedness.

6 .15	Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16	Compliance with Laws.

Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17	Closing Date Borrowing Base Assets.

Schedule 6.17 sets forth each of the Borrowing Base Properties and the Borrowing Base Leases as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof), along with (a) the remaining terms of such Borrowing Bases Leases, (b) the lessees under the Borrowing Base Leases, (c) the Annualized Adjusted NOI allocable to such Borrowing Base Properties for the most recently ended fiscal quarter of the REIT Guarantor (to the extent not included in any Compliance Certificate delivered therewith) and (d) the Occupancy Rate applicable to each such Borrowing Base Property. Each asset included in determination of the Borrowing Base fully qualifies as a Borrowing Base Property or Borrowing Base Lease, as applicable.

6.18	Solvency.

The REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) are Solvent on a consolidated basis.

6.19	Investments.

All Investments of each Credit Party are Permitted Investments.

6.20	Property/Business Locations.

Set forth on Schedule 6.20(a) is a list of all Real Properties and Excluded Properties as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof), along with (a) the identity of the Person owning each such Real Property or Excluded Property; (b) the total leasable square feet within such Real Property or Excluded Property; and (c) the total leasable square footage within such Real Property or Excluded Property constituting Industrial Space. Each of the Real Properties is located inside of the United States. Set forth on Schedule 6.20(b) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Credit Party as of the Closing Date (and as of each date on which such Schedule is subsequently updated pursuant to the terms hereof).

6.21	Brokers’ Fees.

No Credit Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.22	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Credit Party as of the Closing Date and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6 .23	Nature of Business.

As of the Closing Date, the Credit Parties are engaged in the business of acquiring, developing, owning, leasing and selling for-lease office and industrial properties and acquiring, owning, developing, leasing and selling Speculative Properties and Properties Under Development.

6.24	Representations and Warranties from Other Credit Documents.

Each of the representations and warranties made by any of the Credit Parties in any of the other Credit Documents is true and correct in all material respects.

6.25	REIT Status.

The REIT Guarantor is qualified as a REIT and each of its Subsidiaries that is a corporation is a Qualified REIT Subsidiary.

6.26	Tax Shelter Regulations.

The Borrower does not intend to treat the Loans and Letters of Credit and the transactions related thereto as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall:

7.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the REIT Guarantor ‘s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the REIT Guarantor as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b):

(i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower; provided, that, for the period ending March 31, 2003, the Borrower shall deliver two Compliance Certificates, one providing actual calculations as of such date and one providing pro forma calculations including Borrowings made as of the Closing Date; provided, further, that (A) the Compliance Certificate delivered in connection with the period ending March 31, 2003 and showing actual calculations for such date (rather than pro forma calculations based on the Borrowings made as of the Closing Date) shall include in the calculations set forth therein all Indebtedness of the Borrower under the secured line of credit extended by Bank of America to Borrower pursuant to that certain Amended and Restated Revolving Credit Agreement dated as of May 7, 2002 as such Indebtedness existed on March 31, 2003; (B) the Compliance Certificate for March 31, 2003 giving pro forma effect to the Borrowings as of the Closing Date shall show the amount of the Indebtedness incurred and the resultant cash held by the Borrower as a result of the Closing Date Borrowings and shall exclude Indebtedness associated with the credit facility referenced in subclause (A) above; and (C) all other Compliance Certificates delivered thereafter shall report actual amounts; and

(ii) a certificate as of the end of the immediately preceding fiscal quarter of the Borrower, setting forth and certifying the amount of all Dividend Reinvestment Proceeds received by the Credit Parties during such immediately preceding fiscal quarter;

(b) not later than March 15 and September 15 of each year, pro-forma financial statements and a statement of sources and uses of cash of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) for the eight (8) fiscal quarters beginning with the most recent January 1 and July 1, respectively, along with a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such pro forma financial projections, the Credit Parties will, during such eight fiscal quarter period, on a pro forma basis, be in compliance with all of the covenants contained in Sections 8.02, 8.03, 8.06 and 8.11;

(c) at least 30 days prior to the end of each fiscal year of the REIT Guarantor, beginning with the fiscal year ending December 31, 2003, an annual business plan and budget of the Credit Parties containing, among other things, pro forma financial statements for the next fiscal year and projected capital expenditures of the Credit Parties for the following fiscal year;

(d) within 120 days after the end of each fiscal year of the REIT Guarantor, a certificate (signed by a Responsible Officer) containing information regarding the amount of all capital expenditures, Dispositions, Debt Issuances, Equity Issuances and Acquisitions that occurred during the prior fiscal year;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party, or any audit of any of them existing as of the date of this Agreement and promptly upon receipt thereof, a copy of any other report or “management letter” or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party, or any audit of any of them;

(f) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of any Credit Party, and copies of all annual, regular, periodic and special reports and registration statements which any Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Credit Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) copies of each prospectus or other offering memorandum (and each supplement thereto) at any time prepared by or on behalf of any of the Credit Parties, and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(h) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS form 8886 or any successor form.

Documents required to be delivered pursuant to Section 7.01(a) or Section 7.02(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Credit Party posts such documents, or provides a link thereto on such Credit Party’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the applicable Credit Party ‘s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the applicable Credit Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03	Notices and Information.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, including pursuant to any applicable Environmental Laws.

(c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Credit Party.

(e) Upon the reasonable written request of the Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Borrowing Base Properties and as to the compliance by any Credit Party with Environmental Laws at such Borrowing Base Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then such Borrowing Base Properties shall be immediately ineligible to be qualified as Borrowing Base Properties hereunder and shall remain ineligible until such date as the Administrative Agent receives an environmental assessment with respect to such Borrowing Base Properties in accordance with the first sentence of this Section 7.03(e).

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

7.04	Payment of Obligations.

Pay and discharge and cause each of its Subsidiaries to pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party or Subsidiary; and (b) all lawful claims which, if unpaid, could reasonably be expected to have a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party or Subsidiary.

7.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks.

7.06	Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07	Maintenance of Insurance.

At all times maintain and cause each of its Subsidiaries to maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance, terrorism insurance consistent with the Terrorism Risk Insurance Act of 2002 and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.08	Compliance with Laws.

Comply and cause each of its Subsidiaries to comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Credit Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any such Credit Party, as the case may be.

7.10	Inspection Rights.

(a) Subject to the rights of tenants, permit the representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of the Borrowing Base Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

(b) Subject to the rights of tenants, permit each of the Lenders and the representatives and independent contractors of each such Lender to visit and inspect any of the Borrowing Base Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of each such Lender and as often as may be reasonably desired; provided, that any Lender seeking to perform any such visit or inspection shall provide notice of such intention directly to the Administrative Agent (rather than to the Borrower or any Credit Party). The Administrative Agent shall coordinate the performance of all such visits or inspections by the Lenders and shall provide the Borrower and such Credit Parties reasonable advance notice of such visits and inspections and shall schedule such visits and inspection at reasonable times during normal business hours.

Notwithstanding anything contained in this Section 7.10 to the contrary, during the continuance of any Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11	Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance the acquisition of for-lease office and industrial properties or Persons owning such properties, (b) to finance the development of new office and industrial properties, or (c) for working capital and other general corporate purposes not in contravention of any Law or of any Credit Document.

7.12	Interest Rate Protection.

In the event that, at any time, the ratio of (a) the total Floating Rate Debt of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) to (b) Total Assets (the “FRD to Total Assets Ratio”) is in excess of 0.35 to 1.00, the Agent may (and shall, at the direction of the Required Lenders) require the Borrower to obtain one or more Swap Contracts providing interest rate protection for a tenor and for an amount of Indebtedness reasonably satisfactory to the Agent and the Required Lenders; provided, however, that the amount of Floating Rate Debt made subject to such Swap Contracts shall not be required to exceed an amount equal to the total Floating Rate Debt of the Borrower less the amount of Floating Rate Debt which, given the Total Assets as of such date, would result in a FRD to Total Assets Ratio of exactly 0.35 to 1.00. Upon the Borrower’s failure to maintain an FRD to Total Assets Ratio of less than or equal to 0.35 to 1.00, the right of the Agent and Required Lenders to require the Borrower to procure interest rate protection for the amount of Indebtedness determined pursuant to the preceding sentence shall exist until such time as the Administrative Agent receives evidence reasonably satisfactory to it that (i) the FRD to Total Assets Ratio is equal to or less than 0.35 to 1.00 and (ii) the unwind of any existing Swap Contract is not reasonably likely to result in any Material Adverse Effect.

7.13	Additional Credit Parties.

(a) Cause each Subsidiary that is not already a Guarantor and that owns a Proposed Borrowing Base Asset to deliver to the Administrative Agent prior to such Proposed Borrowing Base Asset being included in the calculation of the Borrowing Base, (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.01(a)(iii) through (v), (b), (d), (e), (f), (g), (k) and (m) if such Subsidiary had been a Credit Party on the Closing Date and the Proposed Borrowing Base Asset were a Borrowing Base Property as of such date;

(b) as soon as practicable and in any event within 30 days after any Person (other than an Excluded Entity) becomes a direct or indirect Subsidiary of the REIT Guarantor or the Borrower, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall cause such Person to deliver to the Administrative Agent (i) a Joinder Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.01(a)(iii) through (v), (b), (d), (e), (f), (g), (k) and (m) if such Subsidiary had been a Credit Party on the Closing Date; and

(c) cause each Person owning a Borrowing Base Property or a Proposed Borrowing Base Property to, at all times, be a Subsidiary (whether direct or indirect) of either the Borrower or the REIT Guarantor.

7.14	Distributions from Excluded Entities.

Cause each Excluded Entity to distribute to its parent Credit Party not less than once every six (6) calendar months the lesser of (a) one hundred percent (100.0%) of all net income of such Excluded Entity (excluding adjustments for depreciation and non-cash charges and after deduction of capital expenditures), less reasonable and customary reserves for tenant improvement costs and other capital expenditures or property operating costs and expenses; and (b) the maximum amount permitted pursuant to express conditions set forth in financing documents and expressly required by a third party creditor in connection with its agreement to enter into such financing arrangement, less reasonable and customary reserves for tenant improvement costs and other capital expenditures or property operating costs and expenses.

7.15	REIT Status/REIT Ownership of Borrower.

The REIT Guarantor will maintain its status as a REIT. The REIT Guarantor shall, at all times, own (whether directly or indirectly) at least 99.99% of the outstanding Capital Stock of the Borrower.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Credit Party shall directly or indirectly:

8.01	Reserved.

8.02	Investments.

Make any Investments or permit or cause any of their Subsidiaries to make any Investments other than Investments in for lease office and industrial Properties, except:

(a) Investments in the form of Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02; provided, that such existing Investments shall, to the extent applicable, be included in the calculation of the limits set forth in clauses (f), (g), (i) and (j) below;

(c) Investments in any Person (other than the REIT Guarantor) which is a Credit Party prior to giving effect to such Investment or becomes one at the time of such Investment;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) Investments in Budgeted Project Costs of Properties Under Development; provided, however, that the Credit Parties shall not:

(i) permit, at any time, the ratio of (A) the Budgeted Project Costs of all Properties Under Development (excluding Build To Suit Properties) to (B) Total Assets to be greater than 0.10 to 1.00;

(ii) permit, at any time, the ratio of (A) the Budgeted Project Costs of all Properties Under Development (including Build to Suit Properties) to (B) Total Assets to be greater than 0.20 to 1.00;

(g) Investments in Properties other than for lease office and industrial Properties (whether directly or indirectly or for purposes of acquisition, development or otherwise); provided, however, that the Credit Parties shall not, at any time, permit the ratio of (i) the value of such Investments in any such Properties (with the value of such Investments for purposes of this subsection (i) to be calculated based on the book value of the applicable Properties, plus accumulated depreciation) to (ii) Total Assets to be greater than 0.10 to 1.00;

(h) Reserved;

(i) Investments in Persons that are unconsolidated partnerships and joint ventures; provided, however, that the Credit Parties shall not, at any time, permit the ratio of (i) the aggregate Adjusted Investment Value of all such Investments in all such Persons to (ii) Total Assets to be greater than 0.20 to 1.00; and

(j) Investments in Speculative Properties: provided, however, that the Credit Parties shall not, at any time, permit the ratio of (i) Speculative Property Value to (ii) Total Assets to be greater than 0.05 to 1.00.

In addition to (and not, in any way, in limitation of) the foregoing, the Credit Parties shall not, at any time, permit, the ratio of (a) the aggregate value of all of the Investments made pursuant to the preceding clauses (f)(ii), (g), (i) and (j), to (b) Total Assets to be greater than 0.30 to 1.00.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) obligations (contingent or otherwise) of the Credit Parties existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c) other Indebtedness not prohibited pursuant to the terms of Section 8.11.

8.04	Fundamental Changes.

Enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Section 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving entity, (b) any Credit Party other than the Borrower or the REIT Guarantor may merge or consolidate with any other Person provided that either (i) such Credit Party shall be the continuing or surviving entity and such Credit Party’s obligation under the Credit Documents are not reduced, offset, terminated (in part or in whole) or otherwise altered as a result of such merger or consolidation or (ii) the continuing or surviving entity becomes a Credit Party upon the effectiveness of such merger or consolidation, and (c) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

8.05	Addition/Removal of Borrowing Base Properties and Leases; Dispositions.

(a) Seek to voluntarily remove any Borrowing Base Property or Borrowing Base Lease from qualification as such (whether in anticipation of the Disposition or encumbrance thereof or otherwise), unless the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to the effective date of such removal, a Pro Forma Compliance Certificate (which certificate shall include an update to the information set forth on Schedule 6.17) demonstrating that, upon giving effect to such removal, on a Pro Forma Basis the Credit Parties shall be in compliance with all of the covenants contained in Article VIII of this Agreement; or

(b) fail to deliver to the Administrative Agent, immediately upon a Responsible Officer of the Borrower obtaining knowledge of a Borrowing Base Property or Borrowing Base Lease failing to qualify as a Borrowing Base Property or Borrowing Base Lease (as applicable), a Pro Forma Compliance Certificate (which certificate shall include an update to the information set forth on Schedule 6.17) demonstrating that, upon giving effect to the removal of the Eligible Asset Value(s) attributable to the applicable Borrowing Base Leases, on a Pro Forma Basis the Credit Parties shall be in compliance with all of the covenants contained in Article VIII of this Agreement; or

(c) include any Real Property or lease as a Borrowing Base Property or Borrowing Base Lease (as applicable) in any compliance certificate delivered to the Agent, on Schedule 6.17 or otherwise in any calculation of the Borrowing Base, unless (i) the Agent has approved such Real Property or lease pursuant to Section 5.01(l) hereof; or (ii) (A) the Borrower has delivered to the Agent (1) a written request for the inclusion of such Real Property or lease (each a “Proposed Borrowing Base Asset”) in the calculation of the Borrowing Base, (2) a proposed revision to Schedule 6.17 reflecting the inclusion of the Proposed Borrowing Base Asset in such schedule, and (3) a Pro Forma Compliance Certificate demonstrating compliance by the Credit Parties, both immediately prior to and immediately following the addition of such Proposed Borrowing Base Asset to the Borrowing Base, with all of the covenants contained in Sections 8.02, 8.03, 8.06 and 8.11 of this Agreement; (B) the Borrower provides the Agent, promptly upon Agent’s request for same, such supporting documentation and other information (including, as applicable and without limitation, information concerning title to the applicable Real Property, surveys, appraisals, copies of the applicable leases and payment records with respect thereto, zoning certifications, evidence of insurance with respect to such Property, environmental reports with respect to the underlying Real Property and information concerning the applicable lessees) with respect to the applicable Proposed Borrowing Base Asset as may be requested by the Agent for the purpose of determining, in its sole and absolute discretion, whether such Proposed Borrowing Base Asset (1) qualifies as a Borrowing Base Property or Borrowing Base Lease (as applicable) and (2) is acceptable for inclusion in the Borrowing Base; and (C) the Agent has delivered to the Borrower written confirmation of its approval for the inclusion of such Proposed Borrowing Base Asset in the calculation of the Borrowing Base and of the proposed revision to Schedule 6.17; or

(d) make any Dispositions of any assets or Property during the term of this Agreement in which the aggregate value of the assets sold or otherwise disposed pursuant to such Dispositions exceeds $100,000,000.00 unless the Borrower shall have delivered to the Administrative Agent at least two (2) Business Days prior to such Disposition a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Disposition, on a pro forma basis the Credit Parties shall be in compliance with the covenants set forth in Sections 8.02, 8.03, 8.06 and 8.11 of this Agreement.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Credit Party may make Restricted Payments (directly or indirectly) to any other Credit Party;

(b) the REIT Guarantor shall be permitted to repurchase or otherwise redeem treasury stock or other Capital Stock of the REIT Guarantor to the extent such redemptions: (i) do not, during any fiscal year of the REIT Guarantor, exceed three percent (3.0%) of the weighted average number of shares of such Capital Stock outstanding during the prior fiscal year of the Borrower; (ii) do not exceed $125,000,000.00 in the aggregate during the term of this Agreement; and (iii) do not, in the aggregate, exceed at any time during the term of this Agreement the aggregate amount of Dividend Reinvestment Proceeds during the period commencing as of the Closing Date and extending until the applicable date of determination;

(c) the REIT Guarantor shall be permitted to make dividends and distributions to the extent permitted pursuant to Section 8.11(i) if and to the extent that prior to or contemporaneously with the making of any such dividend or distribution, the REIT Guarantor delivers to the Agent (A) evidence satisfactory to the Agent of the application of any Dividend Reinvestment Proceeds to be generated in connection with such dividend or distribution and (B) a certificate from the chief financial officer of the REIT Guarantor certifying that the REIT Guarantor shall, immediately following the making of such dividend or distribution, be in compliance with all applicable provisions of the Code (including those relating to the REIT Guarantor’s status as a REIT) and with its bylaws and operating covenants; and

(d) as required pursuant to Section 7.14.

8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08	Transactions with Affiliates and Insiders.

Enter into or permit to exist or permit or cause any of their Subsidiaries to enter into any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party other than the REIT Guarantor, (b) transfers of cash and assets to any Credit Party other than the REIT Guarantor, (c) intercompany transactions (if any) expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09	Burdensome Agreements.

(a) Enter into any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) sell, lease or transfer any of its Property to any Credit Party or (v) act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Credit Documents, (2) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (3) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(b) Enter into any Contractual Obligation that prohibits or otherwise restricts the sale of any Borrowing Base Property or that prohibits or otherwise restricts the existence of any Lien upon any Borrowing Base Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Borrowing Base Property is given as security for the Obligations, except (i) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Borrowing Base Property permitted pursuant to the terms of this Agreement, pending the consummation of such sale.

(c) None of the Credit Parties shall, at any time, pledge or otherwise encumber (except in connection herewith or with any of the Credit Documents) any income derived from any of the Borrowing Base Properties contributing to the calculation of Borrowing Base (until removal of such Borrowing Base Properties from the Borrowing Base in accordance with Section 8.05.

(d) The REIT Guarantor shall not, at any time, contract, create, incur, assume or permit to exist any Lien on its ownership interests in the Borrower or on the income derived therefrom (except to the extent such Liens arise in connection with the Credit Documents).

(e) Permit or cause any Excluded Entity to enter into any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness or other obligation owed to any Credit Party, in each case except to the extent such restriction is an express requirement of a third party creditor in connection with a financing arrangement with such Credit Party or Excluded Entity.

8.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11	Financial Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio, as of the end of any fiscal quarter of the REIT Guarantor, to be greater than 0.50 to 1.00.

(b) Secured Debt to Total Assets Ratio. Permit, as of the end of any fiscal quarter of the REIT Guarantor, the ratio of (i) Secured Debt to (ii) Total Assets to be greater than 0.40 to 1.00.

(c) Unsecured Funded Debt to Unencumbered Asset Value Ratio. Permit, as of the end of any fiscal quarter of the REIT Guarantor, the ratio of (i) Unsecured Funded Debt to (ii) Unencumbered Asset Value to be greater than 0.50 to 1.00.

(d) Adjusted EBITDA to Interest Expense Ratio. Permit, as of the end of any fiscal quarter of the REIT Guarantor, the ratio of (i) Adjusted EBTIDA of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) for the immediately preceding twelve (12) calendar months to (ii) Interest Expense for the immediately preceding twelve (12) calendar months to be equal to or less than 2.25 to 1.00.

(e) Adjusted EBTIDA to Aggregate Debt Service Ratio. Permit, as of the end of any fiscal quarter of the REIT Guarantor, the ratio of (i) Adjusted EBITDA of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) for the immediately preceding twelve (12) calendar months to (ii) Aggregate Debt Service of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) (on a consolidated basis, and without duplication) for the immediately preceding twelve (12) calendar months to be equal to or less than 2.00 to 1.00.

(f) Borrowing Base NOI to Hypothetical Debt Service Ratio. Permit, at any time, the ratio of (i) the aggregate Annualized Adjusted NOI attributable to each of the Borrowing Base Leases for the immediately preceding twelve (12) calendar months to (ii) the Annualized Hypothetical Debt Service to be equal to or less than 1.50 to 1.00.

(g) Aggregate Borrowing Base Property Value. Permit the Aggregate Borrowing Base Property Value to be equal to or less than $700,000,000.00 for any period in excess of fifteen (15) days.

(h) Minimum Shareholder Equity. Permit Shareholder Equity, at any time, to be less than the Minimum Shareholder Equity Amount.

(i) Distribution Limitation. Permit the REIT Guarantor to declare or make cash dividends or similar distributions to its equity holders (excluding any equity holders which are Credit Parties) during any given fiscal quarter such that Net Dividends during such period are in excess of the greater of (i) the FFO Distribution Allowance for such fiscal quarter or (ii) the amount necessary to maintain the status of the REIT Guarantor as a REIT; provided, that, to the extent a Default or Event of Default has occurred and is then-continuing, the REIT Guarantor shall not be permitted to make or declare any dividends or similar distributions without the written consent of the Agent and Required Lenders except to the extent necessary to maintain its status as a REIT.

(j) Unsecured Funded Debt. Incur Unsecured Funded Debt (excluding the Obligations, all 1031 Debt and obligations under unsecured letters of credit which are unrelated to any overriding revolving line of credit) in an amount that would cause the aggregate amount of Unsecured Funded Debt of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) to exceed $25,000,000.00.

(k) Recourse Indebtedness. Incur Recourse Indebtedness in an amount that would cause the aggregate Recourse Indebtedness (excluding the Obligations) of the REIT Guarantor and its Subsidiaries (including, without limitation, the Excluded Entities) to exceed twenty percent (20.0%) of Total Assets.

(l) Excluded Property Asset Cost to Real Property Asset Cost. Permit, at any time, the ratio of (i) Excluded Property Asset Cost to (ii) the sum of (A) Real Property Asset Cost, plus (B) Excluded Property Asset Cost, to exceed 0.45 to 1.00.

8.12	No Foreign Subsidiaries.

Create, acquire or permit to exist or permit or cause any of their Subsidiaries to create, acquire or permit to exist, any Foreign Subsidiary.

8.13	Prepayment of Other Indebtedness, Etc.

Permit any Credit Party to, if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (a) amend or modify any of the terms of any Indebtedness of such Credit Party if such amendment or modification would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled, increase the interest rate applicable thereto, require additional collateral or add or change any terms in a manner otherwise materially adverse to such Credit Party or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Credit Party.

8 .14	Organization Documents; Fiscal Year.

Permit any Credit Party to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.15	Ownership of Subsidiaries; Limitations on the REIT Guarantor.

Notwithstanding any other provisions of this Agreement to the contrary:

(a) Permit any Credit Party to (i), except in the case of the REIT Guarantor, permit any Person (other than another Credit Party) to own any Capital Stock of any Credit Party, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05 or (C) the current 0.01% interest in the Borrower held by Wells Capital, (ii) permit any Subsidiary of any Credit Party to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Credit Party.

(b) Permit the REIT Guarantor to (i) hold any assets other than the Capital Stock of the Borrower, or any other Credit Parties or any Excluded Entity, or (ii) engage in any business other than (A) owning the Capital Stock of the Borrower or other Credit Parties or Excluded Entities and activities incidental or related thereto, (B) acting as a Guarantor hereunder and (C) as otherwise permitted hereunder.

8.16	Sale Leasebacks.

Permit any Credit Party to enter into any Sale and Leaseback Transaction.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within 5 days after the same becomes due, any interest on any Loan or on any L/C Obligation, any commitment or other fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.13 or 7.14 or Article VIII; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days (or, if such failure cannot be reasonably cured within such period, 60 days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any one or more of the Credit Parties (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or otherwise defaults in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) constituting Non-Recourse Indebtedness of such Credit Party(ies) and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000.00, (C) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or otherwise defaults in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) constituting Non-Recourse Indebtedness of such Credit Party(ies) and/or any of their unconsolidated partnerships or joint ventures and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000.00 or suffers or permits any unconsolidated partnership or joint venture to fail to make any such payment or otherwise default thereunder, (D) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or otherwise defaults in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) constituting Recourse Indebtedness of such Credit Party(ies) and having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000.00 or (E) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract)

resulting from (A) any event of default under such Swap Contract as to which any Credit Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Credit Party as a result thereof is greater than $5,000,000.00; or

(f) Bankruptcy Events. Any Credit Party is subject to a Bankruptcy Event; or

(g) Judgments. There is entered against any Credit Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding $5,000,000.00 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) One or more ERISA Events occur with respect to Pension Plans or Multiemployer Plans which have resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000.00, or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.00; or

(i) Invalidity of Credit Documents; Guarantees. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(j) Change of Control. There occurs any Change of Control.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of any Bankruptcy Event with respect to any Credit Party, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting obligations under Swap Contracts between any Credit Party and any Lender of Affiliate of any Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.02	Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03	Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.04	Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06	Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07	Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Revolving Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.08	Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent, Swingline Lender or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Swingline Lender or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09	Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by the Administrative Agent shall also constitute its resignation as L/C Issuer and Swingline Lender. In addition, the Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties. Finally, to the extent the amount of the Administrative Agent’s Commitment hereunder is less than $10,000,000.00, the Administrative Agent may, at any time during which such Commitment is below $10,000,000.00, be removed at the written direction of the Required Lenders; provided that any such removal of the Administrative Agent by the Required Lenders pursuant to this paragraph shall also constitute the removal of such Person as L/C Issuer and Swingline Lender.

If the Administrative Agent resigns or is otherwise removed as Administrative Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swingline Lender and the respective terms “Administrative Agent”, “L/C Issuer” and “Swingline Lender” shall mean such successor administrative agent, Letter of Credit issuer and Swingline Lender. Upon such retirement or removal, the retiring/removed Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, the retiring/removed L/C Issuer’s rights, powers and duties as such shall be terminated and the retiring/removed Swingline Lender’s rights, powers and duties as such shall be terminated, in each case, without any other or further act or deed on the part of such retiring Administrative Agent, L/C Issuer or Swingline Lender or any other Lender, other than (a) the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and (b) the obligation of the successor Swingline Lender to purchase from the departing Swingline Lender all existing and outstanding Swingline Loans for the full principal amount thereof. After any former Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was

Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation or the removal of an Administrative Agent by the Lenders, the retiring/removed Administrative Agent’s resignation or removal (as applicable) shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11	Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor (other than the REIT Guarantor) from its obligations under the hereunder if such Person ceases to be a Subsidiary of any Credit Party as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to grant releases pursuant to this Section 10.11.

10.12	Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and delivered to the Administrative Agent at its address set forth on Schedule 11.02 or unless approval or consent of such matter is deemed to have occurred pursuant to Section 11.02(d) hereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent (or deemed approval) of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(b) postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent (or deemed approval) of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent (or deemed approval) of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent (or deemed approval) of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent (or deemed approval) of each Lender;

(f) except as the result of or in connection with a dissolution, merger or disposition of a Credit Party not prohibited by Section 8.04 or Section 8.05, release the Borrower, the REIT Guarantor or substantially all of the other Credit Parties from its or their obligations under the Credit Documents without the written consent (or deemed approval) of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Credit Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02	Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (as the same may be updated by the Borrower from time to time by notice to the Administrative Agent) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each

Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. To the extent a Lender or any Credit Party is given written notice of any request for an approval, consent or other decision from the Administrative Agent and such Person fails to reply to any such request within ten (10) Business Days of its receipt (or deemed receipt) thereof, such Lender or Credit Party shall be deemed to have approved the requested action, amendment, waiver or other matter.

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04	Attorney Costs, Expenses and Taxes.

The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent for all reasonable and actual costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and actual Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and actual costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable and actual Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Revolving Commitments and repayment of all other Obligations.

11.05	Indemnification by the Credit Parties.

Whether or not the transactions contemplated hereby are consummated, the Credit Parties jointly and severally shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.06	Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07	Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (other than in connection with a transaction not prohibited by Section 8.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the

Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (v) no party that is, immediately following such assignment, a Lender under this Agreement shall have, immediately following such assignment, a Commitment that is less than $5,000,000.00 in the aggregate. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Credit Parties or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, Swingline Lender and the L/C Issuer (each such approval not to be unreasonably withheld, conditioned or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Credit Parties or any of their respective Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

11.08	Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or to any credit derivative transaction relating to the Credit Parties and their obligations; (g) with the consent of the Borrower; and (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Credit Parties. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit

Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender (and each employee, representative, or other agent of the Administrative Agent and each Lender) may disclose to any and all Persons without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including options or other tax analyses) that are provided to the Administrative Agent or such Lender (and each employee, representative, or other agent of the Administrative Agent or such Lender) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and other transactions contemplated hereby.

11.09	Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Credit Party, any such notice being waived by each Credit Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing, no Lender shall be entitled to set-off or apply any deposits in a property specific operating account or reserve account established by a Credit Party for any Real Properties encumbered by mortgage liens in favor of another financial institution to the extent such financial institution expressly requires such agreement by the Lenders hereunder and provided such Lender and the Administrative Agent has received notice of the interest of such other financial institution prior to such set-off or application. The list of accounts as of the Closing Date (and as of each date on which such schedule is subsequently updated pursuant to the terms hereof) which are not subject to set-off is set forth on Schedule 11.09 attached hereto.

11.10	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12	Integration.

This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14	Severability.

If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15	Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to each of the Administrative Agent and the Borrower, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), a duly signed completed copy of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to each of the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify each of the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to each of the Administrative Agent and the Borrower on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent and the Borrower (in the reasonable exercise of its discretion), (A) a duly signed completed copy of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) a duly signed completed copy of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower a duly signed completed copy of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent and the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent or the Borrower did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent and the Borrower under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent and the Borrower. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.16	Replacement of Lenders.

Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as it may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Credit Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations.

11.17	Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.18	Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

WELLS OPERATING PARTNERSHIP, L.P.,

By: WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole general partner

	By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President

REIT GUARANTOR:

WELLS REAL ESTATE INVESTMENT TRUST, INC.,

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

OTHER GUARANTORS:

WELLS REIT-HOLTSVILLE, NY, LLC

By:	/s/ Randall M. Fretz
Name:	Randall M. Fretz
Title:	President

WELLS REIT-INDEPENDENCE SQUARE, LLC

By:	/s/ Randall M. Fretz
Name:	Randall M. Fretz
Title:	President

DANACQ FARMINGTON HILLS, LLC

By: WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole Manager

	By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President

DANACQ KALAMAZOO, LLC

By: WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole Manager

By:		/s/ Douglas P. Williams
Name:		Douglas P. Williams
Title:		Executive Vice President

WELLS REIT-CHICAGO CENTER, CHICAGO, LLC

By: WELLS OPERATING PARTNERSHIP, L.P., its sole member

	By:	WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

WELLS-EDS DES MOINES, L.P.

By: WELLS REAL ESTATE DES MOINES, IA, LLC, its sole general partner

	By:	WELLS OPERATING PARTNERSHIP, L.P., its sole member

		By:	WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

WESTLAKE WELLS, L.P.

By: WELLS REAL ESTATE DES MOINES, IA, LLC, its sole general partner

By: WELLS OPERATING PARTNERSHIP, L.P., its sole member

By: WELLS REAL ESTATE INVESTMENT TRUST, INC., its sole general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Gerald R. Massey, Jr.
Name:	Gerald R. Massey, Jr.
Title:	Senior Vice President

[signature pages continued]

LENDERS; L/C ISSUER; SWINGLINE LENDER:

BANK OF AMERICA, N.A.,
individually in its capacity as a Lender, individually in its capacity as L/C Issuer and individually in its capacity as Swingline Lender

By:	/s/ Gerald R. Massey, Jr.
Name:	Gerald R. Massey, Jr.
Title:	Senior Vice President

[signature pages continued]

BANK OF MONTREAL
individually in its capacity as a Lender

By:	/s/ Eduardo Mendoza
Name:	Eduardo Mendoza
Title:	Vice President

[signature pages continued]

BANK ONE, NA
individually in its capacity as a Lender

By:	/s/ Mark C. Kramer
Name:	Mark C. Kramer
Title:	Director, Senior Banker II

[signature pages continued]

CHEVY CHASE BANK, FSB
individually in its capacity as a Lender

By:	/s/ Eric A. Lawrence
Name:	Eric A. Lawrence
Title:	Vice President

[signature pages continued]

COMERICA BANK
individually in its capacity as a Lender

By:	/s/ Jessica Kempf
Name:	Jessica Kempf
Title:	Account Officer

[signature pages continued]

COMMERCEBANK, N.A.
individually in its capacity as a Lender

By:	/s/ Peter H. Smith
Name:	Peter H. Smith
Title:	Vice President

By:	/s/ Diego Arnal
Name:	Diego Arnal
Title:	Director

[signature pages continued]

ERSTE BANK, NEW YORK BRANCH
individually in its capacity as a Lender

By:	/s/ Gregory T. Aptman
Name:	Gregory T. Aptman
Title:	Vice President

By:	/s/ Robert R. Suehnholz
Name:	Robert R. Suehnholz
Title:	First Vice President

[signature pages continued]

EUROHYPO AG, NEW YORK BRANCH
individually in its capacity as a Lender

By:	/s/ Michael Seton
Name:	Michael Seton
Title:	Senior Director

By:	/s/ Andrew Cherrick
Name:	Andrew Cherrick
Title:	Vice President

[signature pages continued]

FLEET NATIONAL BANK
individually in its capacity as a Lender

By:	/s/ Bill Lamb
Name:	Bill Lamb
Title:	Vice President

[signature pages continued]

KEY BANK NATIONAL ASSOCIATION
individually in its capacity as a Lender

By:	/s/ Dan R. Heberle
Name:	Dan R. Heberle
Title:	Senior Vice President

[signature pages continued]

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE, NEW YORK BRANCH
individually in its capacity as a Lender

By:	/s/ Stefan Kolle
Name:	Stefan Kolle
Title:	Senior Vice President

By:	/s/ Gabi Shields
Name:	Gabi Shields
Title:	Assistant Vice President

[signature pages continued]

LASALLE BANK NATIONAL ASSOCIATION
individually in its capacity as a Lender

By:	/s/ Jay Palmer
Name:	Jay Palmer
Title:	Vice President

[signature pages continued]

PNC BANK, NATIONAL ASSOCIATION
individually in its capacity as a Lender

By:	/s/ Wayne Robertson
Name:	Wayne Robertson
Title:	Senior Vice President

[signature pages continued]

SOCIETE GENERALE
individually in its capacity as a Lender

By:	/s/ Joseph T. Martinez, Jr.
Name:	Joseph T. Martinez, Jr.
Title:	Vice President

[signature pages continued]

SOVEREIGN BANK
individually in its capacity as a Lender

By:	/s/ T. Gregory Donohue
Name:	T. Gregory Donohue
Title:	Vice President

[signature pages continued]

SUMITOMO MITSUI BANKING CORPORATION
individually in its capacity as a Lender

By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	General Manager

UNITED OF OMAHA LIFE INSURANCE
individually in its capacity as a Lender

By:	/s/ Peter Newland III
Name:	Peter Newland III
Title:	Vice President

[signature pages continued]

WELLS FARGO BANK, NATIONAL ASSOCIATION
individually in its capacity as a Lender

By:	/s/ Douglas E. Miller
Name:	Douglas E. Miller
Title:	Vice President